Select Inquiries Received Year to Date 2009

Select Inquiries Received through March 25, 2009

1)	Are you eligible to participate in the TALF program and if so, do you intend to utilize this funding mechanism and in what form?

TALF refers to a credit facility established by the Department of Treasury to provide capital to support consumer lending markets. We are not able to access TALF funds directly, but instead have the opportunity to structure asset backed securities that meet the eligibility requirements as defined under TALF. The Federal Reserve Bank of New York would provide non-recourse funding to investors which then use this funding to invest in eligible asset backed securities.

Although we are currently originating a significant volume of new loans, our origination levels have been curtailed as a result of capital considerations. As a result, accessing additional capital is a top priority. It is not clear at the current time whether TALF will be helpful in this regard. The biggest challenge currently is the definition of eligible collateral. Currently, eligible collateral include only those securities that are rated AAA by two or more major nationally recognized statistical rating organizations (“NRSRO”). (Currently there are three such major NRSRO’s recognized for TALF: Fitch, Moody’s and Standard & Poor’s.) Although we have completed ABS transactions historically that included AAA rated tranches, the AAA rating was obtained through the use of a third-party bond insurer (which is not allowed under TALF). Although we have had active discussions with all three NRSRO’s, these discussions have not yet progressed to a point where we could move forward with a TALF funded asset backed transaction.

If a AAA rating can be obtained (or the TALF program is modified in a way that removes this requirement) then TALF is an option we would consider. Considerations include the cost of the transaction as well as other terms and conditions.